UNITED STATES BANKRUPTCY COURT
DISTRICT OF MINNESOTA
FOURTH DIVISION

In re:
                                        BKY 4-93-02600
Bioplasty, Inc., a
Minnesota corporation,
          Debtor,
In re:
                                        BKY 4-93-02603
Bio-Manufacturing, Inc., a
Minnesota corporation,
          Debtor,
In re:                                  BKY 4-93-02604

Uroplasty, Inc., a
Minnesota corporation,

Debtor.


ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION
(MODIFIED) DATED JANUARY 31,1994

This matter came before the Court on the 31st day of January, 1994, for hearing on confirmation of the First Amended Plan Of Reorganization (Modified) dated January 10, 1994 (the "Plan") filed by Bioplasty, Inc. ("Bioplasty"), Bio-Manufacturing, Inc. ("Bio-Manufacturing"), and Uroplasty, Inc. ("Uroplasty") (collectively the "Debtors").


Richard D. Holper appeared on behalf of Bioplasty and Bio-Manufacturing at the hearing on confirmation of the Plan (the "Confirmation Hearing"). William I. Kampf appeared on behalf of Uroplasty. Robert B. Raschke appeared on behalf of the Committee of Unsecured Creditors and Steven D. DeRuyter appeared on behalf of the Committee of Future Product Liability Claimants (the "Committees"). Charles S. Zimmerman, counsel for the Class of Current Product Liability Claimants and Chair of the Committee of Unsecured Creditors appeared as did Michael T. Kallas, counsel for Allen Putnam. Other appearances were as noted in the record.


At the Confirmation Hearing the Debtors introduced the exhibits noted in the record and presented testimony in support of confirmation through Sandra Ferrian, Esq., General Counsel for the Debtors. In addition the Debtors presented a motion to make certain modifications to the Plan to cure inconsistencies in the Plan and orally moved the Court for an Order approving certain additional modifications to the Plan. The additional modifications reflect the terms of an agreement entered into among the Debtors and the Committees at the Confirmation Hearing. Under this agreement the Committees withdrew their objections to the Plan, subject to modification of the Plan to reflect the modifications placed into the record at the Confirmation Hearing.


NOW THEREFORE: Based upon the testimony and the exhibits introduced at the Confirmation Hearing, the memoranda filed in the Cases, the arguments of counsel and all files, records and proceedings herein, and incorporating herein defined terms utilized in the Modified Plan and Title 11 of the United States Code, the Court makes the following:


FINDINGS OF FACT:

1. As directed by the Court at the hearing on confirmation, the Debtors incorporated the agreed upon modifications into a First Amended Joint Plan of Reorganization (Modified) dated January 31, 1994 (the "Modified Plan"). Further, as directed by the Court, the Debtors reviewed the Modified Plan with counsel for the Committees and filed the Modified Plan with the Court.

2. The Modified Plan requires that any payment made or to be made for services rendered or for fees and expenses incurred in connection with the Cases or the Modified Plan, has been approved by, or is subject to the approval of, the Court as reasonable.

3. The Debtors have disclosed the identity and affiliations of the directors or officers of the reorganized Debtors, New Bioplasty, and New Uroplasty. In addition to the individuals identified by the Debtors as directors, the Boards of Directors of the Debtors after confirmation will include representatives of the unsecured creditors and the product claimants, as identified in the Modified Plan. Those directors, as well as the directors identified at the Confirmation Hearing, will appoint one director at large. The appointment to, or continuance in office by each individual designated as an officer or director of the reorganized Debtors is consistent with the interests of creditors, equity security holders, and with public policy.

4. The Debtors have disclosed the identity of any Insiders who will be employed or retained by the reorganized Debtors as well as the nature of any compensation for such Insiders.

5. The Debtors are not subject to regulation by any governmental regulatory conimission with respect to rates charged by the Debtors.

6. Each holder of a claim or interest in a class which is an impaired class under the Modified Plan has either accepted the Modified Plan, or will receive or retain under the Modified Plan on account of such claim or interest, property of a value, as of the Effective Date of the Modified Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of Title 11 of the United States Code on the Effective Date.

7. Class 3(a), an impaired class under the Modified Plan, has accepted the Modified Plan. Acceptance by this class has been determined without including any acceptance of the Modified Plan by any Insider.

8. Confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of New Bioplasty or New Uroplasty, except to the extent provided in the Modified Plan.

9. All fees payable under 28 U.S.C. Section 1930, have been paid, or the Modified Plan provides for the payment of all such fees on the Effective Date.

10.  The Debtors do not have any Retiree Benefits.

11. Under the Modified Plan no holder of a claim or interest that is junior to the impaired, rejecting Class 3(b), will receive or retain any property on account of such junior claim or interest.

12. The Debtors have proposed the Modified Plan in good faith and not by any means forbidden by law.

CONCLUSIONS OF LAW

1. The Debtors have complied with applicable provisions of Title 11 of the United States Code in connection with the Modified Plan.

2. The modifications to the Plan, evidence by the Modified Plan and the actions taken by the Debtors in connection therewith, comply with the requirements of 11 U.S.C. Section 1127 and Bankruptcy Rule 3019.

3. The Modified Plan complies with applicable provisions of Title 11 of the United States Code.

4. The Modified Plan classifies and treats administrative claims, priority claims, and priority tax claims in accordance with 11 U.S.C.
Section 1129(a)(9).

5. The Modified Plan does not discriminate unfairly, and is fair and equitable with respect to each class of claims or interests impaired thereunder which has not accepted the Modified Plan.

6. All applicable requirements of 11 U.S.C. Section 1129(a), other than as contained in 11 U.S.C. Section 1129(a)(8), have been met.

IT IS ORDERED THAT

1. The Plan may be modified to incorporate the modifications which were placed into the record orally during the Confirmation Hearing.

2. The First Amended Joint Plan of Reorganization (Modified), dated January 31, 1994, is confirmed.

3. Any objections to confirmation, which have not been withdrawn, are overruled.

4. All Product Claims against the Debtors, as that term is defined in the Modified Plan (including without limitation claims of injury and damages by users of products designed, manufactured, or sold by the Debtors prior to the Petition Date, persons who were damaged by an alleged conspiracy in which one or more Debtors were involved; spouses, dependents or others entitled to assert related claims; and co-defendants, sales representatives, distributors, clinics, physicians, or any other entity alleging a right to recover for their own injury or damage or for any claim for contribution or indemnity arising in any way out of the design, manufacture, sale, warranty, promotion, warnings, or industry practices consumer liabilities, fraud or misrepresentation or any other theory of liability related to any product sold by Debtors regardless of whether such claim has matured), that arose out of the Debtors' design, manufacture or sale of a product prior to the Petition Date, are discharged; provided, however, the foregoing discharge of the Debtors shall not discharge or release claims against co-defendants, sales representatives, distributors, clinics, or any other entity that may be liable under applicable law.

5.   On the Confirmation Date:

(A) The Debtors are discharged from all Claims and Debts to the extent provided in 11 U.S.C. Section 1141.

(B) the consideration paid into the Trust provided for under the Modified Plan shall satisfy in full all Allowed Products Claims and costs and expenses of the Trust.

6. All executory contracts and unexpired leases assumed by the Debtors during the Cases or under the Modified Plan shall remain in full force and effect for the benefit of New Bioplasty or New Uroplasty, notwithstanding any provision in such contracts or leases which prohibits such assignment or transfer.

7. The Newly Issued Stock, to be issued pursuant to the Modified Plan as the Class 3 Stock Distribution, the Employee Stock, and the Settlement Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, and any State or local law requiring registration for the offer or sale of a security or licensing of an issuer, underwriter, broker, or dealer under 11 U.S.C. Section 1145.

8. The funds raised pursuant to the Private Placement will not become property of the reorganized Debtors until the Effective Date.

9. New Bioplasty and New Uroplasty are authorized to make all distributions contemplated under the Modified Plan.

10. Except as otherwise provided in the Modified Plan, all property of the Debtors' estates vest in the reorganized Debtors.

11. The Court shall retain jurisdiction over the Cases to the extent set forth in the Plan or the Product Claimants Trust Agreement. In addition the order of the Court dated and entered on December 15, 1993, authorizing the Committee of Unsecured Creditors to pursue on behalf of the Debtors the avoidance action described therein, shall survive confirmation of the Modified Plan. Any compensation to Professional Persons relating to such avoidance action shall only be paid from the proceeds thereof and only with prior approval of the Court.



Dated this 4th day of February, 1994.


                                   BY THE COURT:

                                   /s/ NANCY DREHER
                                   ______________________________
                                   The Honorable Nancy Dreher
                                   United States Bankruptcy Judge